Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 30, 2021, relating to the consolidated financial statements of JanOne Inc. appearing in the Annual Report on Form 10-K of JanOne Inc. for each of the years in the two-year period ended January 2, 2021.

/s/ WSRP, LLC

Salt Lake City, Utah

March 30, 2021